Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

of

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Artisan Partners Asset Management Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Artisan Partners Asset Management Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 25, 2012.

2. This Restated Certificate of Incorporation amends and restates the provisions of the original Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of the holder of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware. The text of the original Certificate of Incorporation is hereby amended and restated, effective as of             , 2013, to read in full as set forth herein:

ARTICLE I

The name of the Corporation is Artisan Partners Asset Management Inc.

ARTICLE II

The Corporation’s registered agent in Delaware is Corporation Service Company, located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of Newcastle, State of Delaware, Zip Code 19808.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is                  shares, consisting of: (a)                  shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”); (b)                  shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”); (c)                  shares of Class C Common Stock, par value $0.01 per share (“Class C Common Stock”); and (d)                  shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock Generally.

(a) Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(i) the distinctive serial designation of such series which shall distinguish it from other series;

(ii) the number of shares included in such series;

(iii) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(iv) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vii) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(ix) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(x) any other powers, preferences and rights, qualifications, limitations and restrictions, not inconsistent with the General Corporation Law of the State of Delaware.

(b) Except as otherwise provided by law, in this Certificate of Incorporation or in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock, as such, shall be entitled to vote on any amendment of this Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock.

(c) Except as otherwise provided by law, in this Certificate of Incorporation or in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware.

(d) Subject to the rights of the holders of any series of Preferred Stock (including, but not limited to, the rights of the holders of the Convertible Preferred Stock as set forth in Section 4.3(a) and Article X) and subject to Section 4.5, the number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.

(e) Unless otherwise provided in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, to the fullest extent consistent with applicable law, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation, provided that this Section 4.2(e) shall not apply to the holders of Convertible Preferred Stock.

Section 4.3 Convertible Preferred Stock. The Corporation hereby designates                  shares of authorized and unissued Preferred Stock of the Corporation as a series of Preferred Stock referred to as Convertible Preferred Stock (“Convertible Preferred Stock”), with the following terms, preferences, limitations and relative rights:

(a) Authorized Shares. Any amendment, alteration or repeal of this Certificate of Incorporation (whether by merger, consolidation or otherwise) that would increase or decrease or eliminate the authorized shares of the Convertible Preferred Stock must be approved by an affirmative vote of the holders of a majority of the shares of such series voting as a separate series.

(b) Dividends. Subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any other outstanding series of Preferred Stock, holders of outstanding shares of Convertible Preferred Stock shall be entitled to share ratably, in proportion to the number of shares held by them, dividends when, as and if declared by the Board out of the funds legally available therefor in an amount per share of Convertible Preferred Stock not to exceed the Per Share Convertible Preferred Stock Preference Amount.

(c) Convertible Preferred Stock Preference. In the event (i) that the Corporation receives a distribution on the Preferred Units held by the Corporation or (ii) of the liquidation, dissolution or winding up of Holdings, the Corporation shall not declare or pay a dividend on, or redeem or repurchase shares of, any other class of the Corporation’s Capital Stock unless and until the Corporation distributes to the holders of the Convertible Preferred Stock ratably, in proportion to the number of shares held by them the Per Share Convertible Preferred Stock Preference Amount. The “Per Share Convertible Preferred Stock Preference Amount” means an amount per share of Convertible Preferred Stock equal to the proceeds per Preferred Unit received by the Corporation (i) in connection with a distribution on the Preferred Units held by the Corporation or (ii) in connection with the liquidation, dissolution or winding up of Holdings (plus, in each case, the proceeds per Preferred Unit of all prior distributions with respect to the Preferred Units held by the Corporation not previously distributed to the holders of the Convertible Preferred Stock), provided that such amount shall be net of taxes, if any, payable by the Corporation on taxable income or gain (without regard to any deduction or loss that is taken into account under the Tax Receivable Agreements) attributable to proceeds in respect of the Preferred Units held by the Corporation (based on an assumed tax rate of the maximum combined corporate federal, state and local income tax rate applicable to the Corporation, taking into account the deductibility of state and local income taxes), without interest.

(d) Rights Upon Liquidation of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Convertible Preferred Stock shall be entitled solely to receive (i) a number of Preferred Units equal to the number of shares of Convertible Preferred Stock held by such holder and (ii) the Per Share Convertible Preferred Stock Preference Amount, if any, in respect of the shares of Convertible Preferred Stock held by such holder.

(e) Mandatory Redemption Upon Dissolution of Holdings. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Holdings, each share of Convertible Preferred Stock shall automatically and immediately, with no further action required to be taken by the Corporation or the holder thereof, to the extent of assets and funds legally available therefor, be redeemed by the Corporation upon the payment of the Per Share Convertible Preferred Stock Preference Amount by the Corporation to the holder thereof. Any such redeemed shares of Convertible Preferred Stock shall no longer be deemed outstanding and all rights with respect to such shares shall automatically cease and terminate.

(f) Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, the holders of Convertible Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for their action or consideration and shall vote together with the holders of Common Stock as a single class. In addition, on any occasion in which the holders of Preferred Units have the right to vote under the Partnership Agreement, in such vote the Corporation will vote the Preferred Units it holds pursuant to the directions of the holders of a majority of the outstanding shares of Convertible Preferred Stock. Upon any vote described in this Section 4.3(f), each holder of Convertible Preferred Stock shall be entitled to cast one (1) vote in person or by proxy for each share of Convertible Preferred Stock standing in such holder’s name on the stock transfer records of the Corporation.

(g) Conversion Rights. The holders of the Convertible Preferred Stock shall have conversion rights as follows:

(i) Voluntary Conversion.

(A) General. Each outstanding share of Convertible Preferred Stock shall be convertible, at the election of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate, subject to the conversion procedures set forth in Section 4.3(g)(i)(C), plus cash in lieu of fractional shares (after aggregating all shares of Class A Common Stock that would otherwise be received by such holder).

(B) Share Repurchase Event.

(1) Right to Convert. In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to the Class A Common Stock, whether proposed by the Corporation or by a third party and approved by the Board or otherwise will be effected with the consent of the Board (each, a “Share Repurchase”), holders of Convertible Preferred Stock shall be entitled to participate in such Share Repurchase by electing to convert each share of such holder’s Convertible Preferred Stock into such number of fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate, and any such election shall be contingent upon the consummation of the Share Repurchase.

(2) Notice of Share Repurchase. On or before the twentieth (20th) day prior to the date on which the Corporation anticipates commencing the Share Repurchase (or, if later, promptly after the Corporation discovers that the Share Repurchase will occur) a written notice shall be sent by or on behalf of the Corporation to the holders of Convertible Preferred Stock as they appear in the records of the Corporation or given by electronic transmission in compliance with the provisions of the General Corporation Law of the State of Delaware. Such notice shall state: (a) the date on which the Share Repurchase is anticipated to be effected; (b) the amount of cash, securities and other consideration payable per share of Class A Common Stock and/or Convertible Preferred Stock; (c) the instructions a holder must follow to exercise its conversion right in connection with such Share Repurchase, including pursuant to this Section 4.3(g); and (d) the date upon which the holders’ right to convert shall terminate, which shall be the close of business on the last full business day preceding the date fixed to consummate the Share Repurchase.

(C) Voluntary Conversion Procedures. In order for a holder of Convertible Preferred Stock to elect to convert shares of Convertible Preferred Stock pursuant to clauses (A) and (B) above, such holder shall complete and manually sign an irrevocable notice of conversion provided by the Conversion Agent, or a facsimile of the notice of conversion, and deliver such notice to the Conversion Agent, if applicable, on or prior to the date upon which a holder’s right to convert shall terminate under Section 4.3(g)(i)(B)(2). If a holder elects to convert its Convertible Preferred Stock pursuant to clause (A) or (B) above and delivers a duly executed notice of conversion to the Conversion Agent, the shares of Class A Common Stock issuable upon conversion shall be deemed to be outstanding of record as of the Date of Conversion; provided that any such election with respect to clause (B) above shall be contingent upon the consummation of the Share Repurchase. The Corporation shall, as soon as practicable after the Date of Conversion, deliver cash in lieu of any fraction of a share (after aggregating all shares of Class A Common Stock that would otherwise be received by such holder).

(ii) Mandatory Conversion.

(A) Satisfaction of Preference Condition. At such time at which (1) the holders of Preferred Units are no longer entitled to receive preferential distributions upon a Partial Capital Event or dissolution under Sections 7.2(a) or 12.2(d)(v) of the Partnership Agreement, (2) the Contingent Value Rights have terminated or been settled in accordance with their terms and (3) the Preferred Share Convertible Preferred Stock Preference Amount has been paid in full to the holders of Convertible Preferred Stock, each share of Convertible Preferred Stock shall automatically and immediately, with no further action required to be taken by the Corporation or the holder thereof, be converted into such number of fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate, plus cash in lieu of fractional shares (after aggregating all shares of Class A Common Stock that would otherwise be received by such holder).

(B) Merger, Consolidation, or Business Combination. Upon the consummation of any merger, consolidation or other business combination (approved, if applicable, by holders of each class of Capital Stock entitled to vote on such transaction pursuant to Article X hereof) involving the Corporation with any other Person, other than a merger, consolidation or business combination that would result in the voting stock of the Corporation outstanding immediately prior to the transaction continuing to represent (either by remaining outstanding or being converted into voting stock of the surviving entity or its direct or indirect parent) at least a majority of the total voting power represented by the voting stock of the Corporation or such surviving entity or its direct or indirect parent outstanding immediately after such merger, consolidation or business combination (such merger, consolidation or business combination, a “Change in Control”), then, immediately prior to the consummation of the Change in Control, each outstanding share of Convertible Preferred Stock shall automatically and immediately, with no further action required to be taken by the Corporation or the holder thereof, be converted into such number of fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate, plus cash in lieu of fractional shares (after aggregating all shares of Class A Common Stock that would otherwise be received by such holder); provided, that for purposes of this Section 4.3(g)(ii)(B), the denominator of the fraction in the Conversion Rate will be the per share consideration to be received by holders of Class A Common Stock in such Change in Control.

(C) Mandatory Conversion Procedures. In the case of a mandatory conversion pursuant to this Section 4.3(g)(ii), the Conversion Agent shall, on the holder’s behalf, convert the Convertible Preferred Stock into shares of Class A Common Stock. Such shares of Class A Common Stock shall be deemed to be outstanding of record as of the Date of Conversion. The Corporation shall, as soon as practicable after the Date of Conversion, deliver cash in lieu of any fraction of a share (after aggregating all shares of Class A Common Stock that would otherwise be received by such holder). Certificates that previously represented shares of Convertible Preferred Stock shall upon the conversion pursuant to this Section 4.3(g)(ii) represent the number of shares of Class A Common Stock into which such shares were converted.

(iii) Cancellation of Convertible Preferred Stock. Immediately upon the conversion of a share of Convertible Preferred Stock into Class A Common Stock, the shares of Convertible Preferred Stock so converted shall automatically be retired and cancelled and return to the status of authorized but unissued shares of Preferred Stock without designation as to series. Any such cancelled shares of Convertible Preferred Stock shall no longer be outstanding and all rights with respect to such shares shall automatically cease and terminate.

(iv) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section 4.3(g). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted are registered, and no such issuance shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

Section 4.4 Common Stock.

(a) Voting Rights.

(i) Class A. Except as otherwise provided by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(ii) Class B. Except as otherwise provided by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, each holder of Class B Common Stock shall be entitled to five (5) votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, at all times on or after the time at which holders of Class B Common Stock collectively hold less than twenty percent (20%) of the aggregate number of outstanding shares of Common Stock and Convertible Preferred Stock, taken together, each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.

(iii) Class C. Except as otherwise provided by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, each holder of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(iv) Voting as a Single Class. Except as otherwise provided by the General Corporation Law of the State of Delaware or the Certificate of Incorporation, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of any series of Preferred Stock are entitled to vote together with the holders of Common Stock on a matter, as a single class with the holders of such series of Preferred Stock).

(b) Dividends.

(i) Dividends Payable in Kind. If dividends are declared on any class of Common Stock that are payable in shares of Common Stock, or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Common Stock, dividends shall be declared that are payable at the same rate on all outstanding classes of Common Stock. In such a case, the holders of shares of a particular class of Common Stock shall only be entitled to receive dividends paid in shares of the same class of Common Stock as those so held.

(ii) Cash Dividend—Class A Common Stock. Subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding series of Preferred Stock, the holders of outstanding shares of Class A Common Stock shall be entitled to share ratably, in proportion to the number of shares held by them, in any cash dividends that are paid, when, as and if declared by the Board out of funds legally available therefor.

(iii) Cash Dividend—Class B Common Stock and Class C Common Stock. Holders of Class B Common Stock and Class C Common Stock shall not be entitled to receive any dividends other than as provided in Section 4.4(b)(i); provided, that, such holders shall be entitled to receive ratably, in proportion to the number of shares held by them, cash dividends at any time there are no shares of Class A Common Stock outstanding, when, as and if declared by the Board out of funds legally available therefor.

(c) Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, subject to any restrictions on distribution imposed by, and the payment of any preference amount required pursuant to, the terms of any outstanding series of Preferred Stock (including the preference referred to in Section 4.3(c)), the holders of Class A Common Stock shall be entitled to share ratably, according to the number of shares held by each, the remaining assets and funds of the Corporation available for distribution to its stockholders. Holders of the outstanding shares of Class B Common Stock and Class C Common Stock shall not be entitled to receive any distribution in the case of a dissolution, liquidation or winding up of the Corporation; provided, that, such holders shall be entitled to share ratably any distributions of the remaining assets and funds of the Corporation made at a time when there are no shares of Class A Common Stock outstanding.

(d) Cancellation of Class B Common Stock and Class C Common Stock. Immediately upon the exchange of a Common Unit or Preferred Unit of Holdings pursuant to the terms of the Exchange Agreement, a share of Class B Common Stock or Class C Common Stock, as applicable, held by such exchanging limited partner of Holdings shall automatically be cancelled with no consideration being paid or issued with respect thereto. Immediately upon the issuance of Class C Common Stock to a Terminated Employee-Partner pursuant to the terms of the Partnership Agreement, all of such Terminated Employee-Partner’s Class B Common Stock shall automatically be cancelled with no consideration being paid or issued with respect thereto. Any such cancelled shares of Common Stock shall no longer be outstanding and all rights with respect to such shares shall automatically cease and terminate.

Section 4.5 Reservation of Shares. Notwithstanding anything herein to the contrary, the Corporation shall at all times when Common Units, Preferred Units and/or Convertible Preferred

Stock shall be outstanding, reserve and keep available out of its duly authorized but unissued Class A Common Stock, for the purpose of effecting the exchange of Common Units or Preferred Units for, and the conversion of the Convertible Preferred Stock into, Class A Common Stock, such number of shares of Class A Common Stock as shall from to time to time be sufficient to effect the exchange or conversion of all outstanding Common Units, Preferred Units (other than Preferred Units held by the Corporation) and Convertible Preferred Stock. The Corporation shall also at all times reserve and keep available out of its duly authorized but unissued Class C Common Stock, such number of shares of Class C Common Stock as shall from time to time be sufficient to deliver to Terminated Employee-Partners under the Partnership Agreement.

ARTICLE V

Subject to any other provision of this Certificate of Incorporation, no holder of any Capital Stock of the Corporation shall have any preemptive rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued stock of this Corporation or of any additional stock issued by reason of any increase of authorized Capital Stock of this Corporation or other securities whether or not convertible into stock of this Corporation.

ARTICLE VI

Exclusive of Directors, if any, elected by the holders of one or more series of Preferred Stock, any vacancy on the Board, however caused, including, without limitation, any vacancy resulting from an increase in the number of Directors, shall be filled only by the vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director, and may not be filled by any other Person or Persons, including stockholders. Any Director so elected to fill any vacancy in the Board, including a vacancy created by an increase in the number of Directors, shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and shall qualify. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new Director will not take office until the vacancy occurs.

ARTICLE VII

Election of Directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only by unanimous written consent or consents signed by all of the stockholders of the Corporation entitled to vote thereon and delivered to the Corporation for inclusion in its records. Notwithstanding the foregoing or any other provision in this Certificate of Incorporation, (a) the holders of Class B Common Stock, Class C Common Stock and/or any series of Preferred Stock, as the case may be, with voting power sufficient to cast not less than the minimum number or numbers of votes that would be necessary to authorize the action at a meeting of such holders may consent in writing to the taking of any action that requires a vote of such class or series voting as a separate class; and (b) so long as the holders of the Class B Common Stock are entitled to five (5) votes per share, stockholders with voting power sufficient to cast not less than the minimum number of votes to authorize the action at a meeting of all holders of Capital Stock entitled to vote thereon may consent in writing to remove a member of the Board for Cause.

ARTICLE IX

Special meetings of the stockholders may be called only by (i) the Board, (ii) the Chairman of the Board or (iii) the Chief Executive Officer.

ARTICLE X

Notwithstanding anything else in this Certificate of Incorporation, (a) an affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the outstanding Capital Stock in the elections of the Board shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise) governing the number of members of the Board, Article VIII (written consent) and Article IX (special meetings); (b) any amendment, alteration, repeal or adoption of any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise) that would alter or change the powers, preferences or rights of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Convertible Preferred Stock so as to affect them adversely must be approved by an affirmative vote of the holders of a majority of the shares of the class or series affected adversely by the amendment, alteration, repeal or adoption, each voting as a separate class or series, respectively; and (c) subject to Section 4.5, any amendment, alteration, repeal or adoption of any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise) that would increase or decrease or eliminate the authorized shares of any class of Common Stock or the Convertible Preferred Stock must be approved by an affirmative vote of the holders of a majority of the shares of the class or series of shares increased or decreased by the amendment, alteration, repeal or adoption.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Corporation’s bylaws, subject to the power of the stockholders of the Corporation to alter or repeal any bylaws whether adopted by them or otherwise, provided that the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast of the outstanding Capital Stock in the elections of the Board, voting together as a single class, shall be required for the stockholders to adopt new bylaws or to alter, amend or repeal bylaws. Notwithstanding the foregoing, (i) an affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the Board shall be required for the Board to amend the bylaws to increase the number of directors and (ii), prior to December 31, 2016, no such amendment shall increase the number of directors to more than nine or decrease the number of directors to fewer than four.

ARTICLE XII

Section 12.1 To the fullest extent authorized by the General Corporation Law of the State of Delaware, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Section 12.1 shall adversely affect any right or protection of a Director with respect to any act or omission that occurred prior to the time of such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Section 12.2 Each person who was or is a party or is threatened to be made party to, or is involved in any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director or officer of the Corporation (an “Indemnitee”) shall be indemnified and held harmless by the Corporation against all liability and expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware, and shall be entitled to be paid by the Corporation the expenses, including attorneys’ fees, incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the General Corporation Law of the State of Delaware, provided that (i) the Corporation shall not be required to indemnify or advance expenses pursuant to this Certificate of Incorporation in connection with any proceeding initiated by Indemnitee, unless (A) the Corporation has joined in or the Board has consented to the initiation of such proceeding, (B) the Corporation agrees to pay or reimburse expenses, in its sole discretion, pursuant to powers vested in the Corporation under applicable law or (C), notwithstanding anything in the Corporation’s bylaws to the contrary, the proceeding is one solely to obtain indemnification or advance payment or reimbursement of expenses and Indemnitee is successful in such proceeding or, in the case of advance payment or reimbursement of expenses for such proceeding, Indemnitee provides a signed undertaking to repay such expenses to the extent the Indemnitee is ultimately found not to be entitled to indemnification for such expenses, and (ii) the Corporation shall not indemnify Indemnitee or pay or reimburse expenses to the extent the action, suit or proceeding alleges claims under Section 16(b) of the Securities Exchange Act of 1934, as amended, unless Indemnitee has been successful on the merits, received the written consent to incurring the expense or settled the case with the written consent of the Corporation, in which case the Corporation shall indemnify and reimburse Indemnitee. No amendment, modification or repeal of this Section 12.2 shall adversely affect any right of a Director or officer of the Corporation with respect to any act or omission that occurred prior to the time of such amendment, modification or repeal. The indemnification and advancement of expenses provided in this Section 12.2 shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such official capacity.

ARTICLE XIII

Hellman and Friedman LLC or Sutter Hill Ventures may (either directly or through their Affiliates) engage in or possess interests in other business ventures of every kind and description for their own account, including, without limitation, directly engaging in or investing in other entities that engage in institutional and retail investment management. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Hellman & Friedman LLC or Sutter Hill Ventures or any of their officers, directors, agents, members, partners, affiliates and associated funds or subsidiaries (other than the Corporation or its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Corporation renounces and waives and agrees not to assert any claim for breach of any fiduciary or other duty relating to such opportunity, against Hellman & Friedman LLC and Sutter Hill Ventures or any of their officers, directors, agents, members, partners, affiliates and associated funds or subsidiaries (other than the Corporation or its subsidiaries), by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

ARTICLE XIV

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XV

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Certificate of Incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article.

ARTICLE XVI

Section 16.1 Definitions. As used in this Certificate of Incorporation, the term:

(a) “Average Daily VWAP” means the average of the daily VWAPs of a share of Class A Common Stock over the 60 Trading Days immediately prior to and including the relevant date; provided that in calculating such average (i) the VWAP for any Trading Day prior to the ex-date of any extraordinary distributions made on the Class A Common Stock during the 60 Trading Day period shall be reduced by the value (as determined in good faith by the Board) of such distribution per share of Class A Common Stock and (ii) the VWAP for any Trading Day during the 60 Trading Day period prior to the date of a Stock Subdivision or Combination during the 60 Trading Day period shall automatically be adjusted in inverse proportion to such subdivision or combination.

(b) “Board” means the Board of Directors of the Corporation.

(c) “business day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City and in the State of Wisconsin.

(d) “Capital Stock” means, collectively, the Common Stock and the Preferred Stock of the Corporation.

(e) “Cause” means solely malfeasance arising from the performance of a Director’s duties which has a materially adverse effect on the business of the Corporation.

(f) “Certificate of Incorporation” means this Restated Certificate of Incorporation as amended from time to time.

(g) “Change in Control” has the meaning set forth in Section 4.3(g)(ii)(B).

(h) “Class A Common Stock” has the meaning set forth in Section 4.1.

(i) “Class B Common Stock” has the meaning set forth in Section 4.1.

(j) “Class C Common Stock” has the meaning set forth in Section 4.1.

(k) “Common Stock” means, collectively, the Class A Common Stock, Class B Common Stock and Class C Common Stock of the Corporation.

(l) “Common Units” means, collectively, the Class A common units, Class B common units, Class D common units and Class E common units of Holdings that are issued under the Partnership Agreement.

(m) “Contingent Value Rights” means, collectively, the contingent value rights of Holdings, issued pursuant to the Partnership Contingent Value Rights Agreement, dated             , 2013, and of the Corporation, issued pursuant to the Public Company Contingent Value Rights Agreement, dated             , 2013.

(n) “Conversion Agent” means either (i) a transfer agent appointed by the Corporation or (ii) the Corporation if the Corporation serves as its own transfer agent.

(o) “Conversion Rate” means, for each share of Convertible Preferred Stock, a number of shares of Class A Common Stock calculated at the close of business on the relevant Date of Conversion equal to the excess, if any, of (i) one (1) over (ii) a fraction equal to (A) the Cumulative Excess Distributions Per Preferred Unit divided by (B) the Average Daily VWAP as of the Date of Conversion; provided, however, that in the event of any dividend in kind, the Conversion Rate shall be adjusted such that the Conversion Rate before such dividend in kind is adjusted in the same proportion as the number of shares of common stock before the dividend to the number of shares of common stock outstanding after the dividend.

(p) “Convertible Preferred Stock” has the meaning set forth in Section 4.3.

(q) “Corporation” has the meaning set forth in the preamble.

(r) “Cumulative Excess Distributions Per Preferred Unit” means the excess, if any, of (i) the cumulative amount of distributions upon Partial Capital Events made per Preferred Unit of Holdings as of the Date of Conversion over (ii) the cumulative amount of distributions upon Partial Capital Events made, on a per Unit basis as of the Date of Conversion, to holders of Units of Holdings other than the Preferred Units.

(s) “Date of Conversion” means (i) with respect to a conversion pursuant to Section 4.3(g)(i)(A), the date of receipt of a conversion notice by the Conversion Agent, (ii) with respect to a conversion pursuant to Section 4.3(g)(i)(B), the date of the consummation of the Share Repurchase and (iii) with respect to a conversion pursuant to Section 4.3(g)(ii), the date of the automatic and immediate conversion.

(t) “Director” means a member of the Board.

(u) “Exchange Agreement” means the Exchange Agreement, by and among the Corporation and the holders of Units of Holdings from time to time party thereto, as such agreement may be amended, restated, supplemented and/or otherwise modified from time to time.

(v) “Fair Market Value” means the value determined by the general partner of Holdings assuming a willing buyer and willing seller, both being apprised of all material information affecting said valuation.

(w) “Holdings” means Artisan Partners Holdings LP, a limited partnership organized under the laws of the State of Delaware.

(x) “IPO” means the initial public offering and sale of Class A Common Stock as contemplated by the Corporation’s Registration Statement on Form S-1 (File No. 333-184686).

(y) “par value” means, with respect to shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Convertible Preferred Stock, $0.01 per share.

(z) “Partial Capital Event” means (i) a sale, transfer, conveyance or disposition of assets of Holdings and/or any Subsidiary of Holdings in which Holdings directly or indirectly realizes cash or other liquid consideration, other than a transaction (A) in the ordinary course of business, (B) that involves assets of Holdings or a Subsidiary of Holdings having a Fair Market Value of less than or equal to 1% of the aggregate Fair Market Value of all assets of Holdings and its Subsidiaries on a consolidated basis, or (C) that is a part of, or would result in, a dissolution of Holdings or (ii) the incurrence of indebtedness by Holdings and/or its Subsidiaries the principal purpose of which is distributing the proceeds thereof to the partners of Holdings or equity holders of the Subsidiary, as applicable. For the avoidance of doubt, “Partial Capital Event” shall not include any payment from proceeds of the IPO or the incurrence of any indebtedness that is refinancing indebtedness of Holdings existing on or prior to the date hereof or the proceeds of which are used to pay amounts due upon the settlement of the Contingent Value Rights of Holdings, issued pursuant to the Partnership Contingent Value Rights Agreement, dated             , 2013.

(aa) “Partnership Agreement” means that certain Fourth Amended and Restated Limited Partnership Agreement of Holdings, as such agreement may be amended, restated, supplemented and/or otherwise modified from time to time.

(bb) “Per Share Convertible Preferred Stock Preference Amount” has the meaning set forth in Section 4.3(b).

(cc) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(dd) “Preferred Stock” has the meaning set forth in Section 4.1.

(ee) “Preferred Units” mean the preferred units of Holdings that are issued under the Partnership Agreement.

(ff) “Share Repurchase” has the meaning set forth in Section 4.3(g)(i)(B)(1).

(gg) “Stock Subdivision or Combination” means any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class A Common Stock.

(hh) “Subsidiary” means, as to any Person, a Person more than 50% of the outstanding voting equity of which is owned, directly or indirectly, by the initial Person or by one or more other Subsidiaries of the initial Person. For the purposes of this definition, “voting equity” means equity that ordinarily has voting power for the election of directors or of Persons performing similar functions (such as a general partner of a partnership or the manager of a limited liability company), whether at all times or only so long as no senior class of equity has such voting power by reason of any contingency.

(ii) “Tax Receivable Agreements” means (i) the Tax Receivable Agreement (Merger), dated as of the date hereof, between the Corporation and H&F Brewer AIV II, L.P. , a Delaware limited partnership and (ii) the Tax Receivable Agreement (Exchanges), dated as of the date hereof, between the Corporation and each holder of Units as of the date hereof, each as it may be amended, restated, supplemented and/or otherwise modified from time to time.

(jj) “Terminated Employee-Partner” has the meaning set forth in the Partnership Agreement.

(kk) “Trading Day” means a business day on which (i) the Class A Common Stock at the close of regular session trading (not including extended or after hours trading) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market that is the primary market for trading the Class A Common Stock, (ii) the Class A Common Stock has traded at least once during the regular session on the national securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock, and (iii) there has been no “market disruption event.” For these purposes, “market disruption event” means the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for the Class A Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Class A Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time.

(ll) “Units” mean, collectively, the Common Units and the Preferred Units.

(mm) “VWAP” means the daily per share volume-weighted average price of the Class A Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg page “[                <equity> AQR]” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, the market price of one share of such common stock on such day, determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation). VWAP will be determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours.

IN WITNESS WHEREOF, ARTISAN PARTNERS ASSET MANAGEMENT INC. has caused this Restated Certificate of Incorporation to be signed by Janet D. Olsen, its Executive Vice President, Chief Legal Officer and Secretary, on the      day of             , 2013.

By:
	Name:	Janet D. Olsen
	Title:	Executive Vice President, Chief Legal Officer and Secretary